SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  TRUE Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         5455 Corporate Drive, Suite 204
         Troy, MI 48098

TELEPHONE NUMBER:

         248-267-5070

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Scott Woosley
         LMFA Advisors, LLC
         5455 Corporate Drive, Suite 204
         Troy, Michigan 48098

CHECK APPROPIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/Yes            /  /No

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Troy and State of Michigan on this 28th day of May, 2004.

ATTEST:                                               TRUE Funds

/s/                                           /s/
-------------------------                    --------------------------------
Edward O. Ruffley, Secretary                 By: Scott Woosley, President